CONTRACT BETWEEN CONCEPTS DIRECT, INC. AS OWNER AND INTERGROUP, INC. AS ARCHITECT FOR THE PROVISION OF ARCHITECTURAL SERVICES

THIS CONTRACT AND AGREEMENT is made between CONCEPTS DIRECT, INC., a Delaware corporation ("Owner") and INTERGROUP, INC., a Colorado corporation ("Architect"). The Owner has acquired or is in the process of acquiring land described as: 139.093 acres of land with frontage on Colorado State Highway 119, commonly known as the Richard B. Norton Property in Weld County, Colorado. Said land to be annexed into the City of Longmont, Colorado.

RECITALS

1. Owner desires to develop, on the land, the following project: An approximately 115,000 square foot office production/light manufacturing and distribution facility (hereinafter the "New Facility").

2. Architect is a registered and licensed architect in the State of Colorado and Architect represents to Owner that Architect is skilled and experienced in the architectural design of building facilities similar to the New Facility that Owner desires to construct and Architect desires to design the New Facility for Owner.

3. Owner agrees to provide Architect with basic programming information, to inform Architect as to the use of the New Facility to be designed and the amount of space needed to be devoted to various purposes, and will supply Architect with as much detailed information as reasonably possible as to the characteristics of the project desired by Owner, including economic and aesthetic criteria. Owner, at no cost to Architect, will supply Architect with all reasonably required information and documents in Owner's possession as to zoning, governmental restrictions, surveys, construction financing, recorded covenants, conditions, restrictions, and all other information that is known to Owner and would be relevant to the proper performance of Architect's duties under this contract.

AGREEMENT

Owner employs Architect to perform, and Architect agrees to perform, the following services:

1.  New Facility Design.

A. Programming and Schematic Design. Architect, based on the programming and other information provided by the Owner, will provide for the consideration of Owner, a scheme of design as to the location, size, structure, appearance, and function of the project and preliminary schematic design drawings for the New Facility that will display the general characteristics, appearance, and dimensions of the project. Owner will, in turn, provide Architect with detailed reactions to the Architect's scheme, and the Architect will supply a gross estimate as to the cost of the project. Architect will take Owner's reactions and then revise Architect's preliminary designs and develop a final schematic preliminary site plan, schematic elevations and other standard schematic design drawings that address Owner's preliminary reactions and which can be used as a basis for construction documents.

B. Design Development/Preliminary Drawings. After Owner and Architect have agreed as to the philosophy of design and after Owner has approved the schematics, the Architect will proceed with preliminary drawings. The purpose of the preliminary drawings is to describe the general characteristics of the project as to the size and location of buildings, size and location of rooms and other spaces within the buildings, the general characteristics of the Architectural design, the general characteristics of the structural and roof design, and the allocation of interior and exterior functions and spaces. Architect will not proceed with working drawings/construction documents until Owner has approved, in writing, the preliminary drawings. Based on the preliminary drawings, Architect will supply Owner with a written preliminary estimate of the cost of constructing the project.

C. Working Drawings. Architect will produce all necessary working drawings and specifications for the construction documents/working drawings including final site plans, elevations, sections, details, construction plans, and specifications to enable Owner and/or Owner's contractor to obtain all necessary building permits and to construct the New Facility in accordance with acceptable architectural, fire, safety and building code requirements. Architect will submit drawings to contractor for final bidding purposes, and review bids. Architect will assist the Owner and/or Owner's contractor in submitting the drawings to all applicable governmental agencies for approval, and will make any corrections that are necessary to obtain all necessary governmental approvals. Architect, at no additional cost, will perform revisions and redesign necessary to meet governmental requirements. If Owner requires Architect to change drawings that Owner has already approved or agreed to, Architect's fee will be equitably adjusted.

D.   Construction Administration.

(1) Contractor Selection. Architect will consult with Owner as to the various systems available for the employment of a contractor or contractors for the construction of the project, and will review and advise Owner or Owner's attorney regarding the proposed contract with the contractor. Architect will advise Owner as to the reputations (if known) of contractors and subcontractors who are under consideration. If competitive bidding is to be employed, it will be from a select bid list approved by Owner and Architect, and bidding and bid opening will be supervised by Architect.

(2) Construction Observation. During the progress of the job, the Architect will visit the job site at appropriate intervals, but as a minimum, on a bi-weekly basis, and observe and review the progress of the work and to insure conformance with contract documents and conformance with Owner's reasonably desired construction schedule. The Architect's observations will be as to those features of the project that can be observed without intrusive or destructive techniques. Intrusive, destructive, chemical, mechanical, and laboratory testing will be performed by appropriate agencies employed by Owner upon the recommendation of Architect. Architect will act as Owner's agent, and will deal, as such, with the contractor in order to protect the interests of Owner against deviation from the contract documents or acceptable standards of construction. If Architect determines that work performed by the contractor does not comply with the requirements of the contract documents, Architect will notify Owner and contractor of such deviation in writing, and Owner will take such measures as it deems desirable to secure compliance. Construction inspection and observation shall include review of shop drawings, review and approval of contractor pay requests, in accordance with policies and procedures established by Owner and/or Owner's Lender, answering field questions and providing a detailed written final construction punchlist.

(3) Construction Progress Payments. Architect will recommend documents and an appropriate system for processing progress payments to the contractor, in accordance with policies and procedures established by Owner and/or Owner's Lender, and will approve certificates for payment, as appropriate under the contract documents, based on information obtained by Architect by inspection of the progress of the work.

(4) Master Planning. In addition to the New Facility design, Architect agrees to provide to the Owner a conceptual design for the 139 acre parcel consisting of overall land use strategies, road alignments, general landscaping, open space planning, and phasing. Major utility locations will be shown on said plans if provided by Owner's civil engineer. Architect will only revise said plans a total of three times for the price specified herein: (1) revisions to address Owner's civil engineers and Owner's broker's preliminary comments (2) revisions to address governmental agencies' initial comments; and (3) revisions necessary to obtain final governmental zoning approvals.

(5) Covenants. In addition to the New Facility design and master planning, Architect agrees to provide to the Owner a detailed written set of conditions, covenants, and restrictions (collectively "Covenants") designed to establish a quality architectural design baseline and unified architectural theme for the development of the entire 139 acre project of Owner. Said Covenants shall include written baseline standards for all future development, including standards to protect and insure that the quality of development established by the New Facility is not degraded by future development and shall include the requirement that all future site plans, elevations and building materials shall be approved in advance by an architectural review board to be established by Owner.

(6) Completion of Work. The following conditions are necessary for completion of the work in a timely and orderly manner and within the rates set forth in Paragraph 11 of this Agreement. Because Architect wishes to provide the service Owner needs in a prompt, efficient manner, Architect has conditioned this Agreement on these requirements:

(a) Upon submission by Intergroup, Inc. to the Owner of any and all documents or work products prepared by Architect, Owner shall review the same and approve or specify changes required within a reasonable period of time. Any delay in the response of the Owner to Architect's submission will, at Architect's option, extend all subsequent deadlines for Architect set forth in any work schedule or in this Agreement. Owner's signature on any submissions by Architect's proof of Owner's satisfaction with the product.

(b) No partial payment made hereunder shall be or construed to be final acceptance or approval of that part of the services to which such partial payment relates or relive Architect of any of its obligations hereunder with respect thereto.

(c) Architect represents, covenants, and agrees that it shall, at its own cost, make good any defects in its services as soon as Architect becomes aware of such defects or is notified of such defects. This commitment by Architect is in addition to, and not in substitution for, any other remedy for defective services which Owner may have at law or in equity.

(d) The final request for payment for any work required under this agreement or any additional services requested by Owner shall not be made until Architect delivers to Owner a complete release of all liens arising out of this agreement and an affidavit that so far as Architect has knowledge or information, the release includes and covers all materials and services over which Architect has control for which a lien could be filed.

2.  Architects Duties and Representations.

A. Notwithstanding anything to the contrary contained in this agreement, Owner and Architect agree and acknowledge-e that Owner is entering into this agreement in reliance on Architect's special and unique abilities with respect to performing the architectural services provided for herein. Architect accepts the relationship of trust and confidence established between it and Owner by this agreement.
Architect covenants with Owner to use its best efforts, skill, judgment, and abilities to design the New Facility and to further the interests of Owner in accordance with the best prevailing professional standards and in compliance with all applicable national, federal, state, municipal laws, regulations, codes, ordinances, orders and with those of any other body having jurisdiction. Prior to the commencement of construction, Architect shall certify to Owner and the lending institution or institutions financing the construction of the project ("Lender") that the drawings and specifications and all drawings and the improvements when built in accordance therewith conform to all applicable governmental regulations, statutes, and ordinances.

B. Architect represents, covenants, and agrees that its project drawings and specifications will be accurate and free from any material errors and the shop drawings that it must approve will be accurate and free from any material errors.

C. Architect's duties as set forth herein shall at no time be in any way diminished by reason of any approval by Owner of the drawings and specifications nor shall Architect be released from any liability by reason of such approval by Owner, it being understood that Owner at all times is ultimately relying upon Architect's skill and knowledge in preparing the drawings and specifications.

3.  Property of Owner.

A. All drawings and specifications, computations, sketches, renderings, and other materials peculiar to the services prepared by Architect or Architect's consultants, are the services prepared by Architect or Architect's consultants, and once paid for by Owner as provided for herein are the property of the Owner and for its exclusive use and re-use at any time without further compensation due Architect and without any restrictions.

B. All documents including drawings and field notes prepared by Architect, pursuant to this Agreement are not represented by Architect to be suitable for re-use by Owner or others on extensions of this project or any other project. Any re-use is hereby and shall be permitted, but will be at Owner's sole risk and without liability to Architect and Owner shall indemnify and hold harmless Architect from all claims, damages, losses and expenses including attorney's fees arising out of or resulting therefrom.

4.  Confidentiality.

Architect shall treat all material and information provided by Owner and all statements by Owner concerning the development of the 139 acres and the development and construction of the New Facility in a confidential manner, and Architect shall neither use any such material or information or copies thereof on other work nor disclose such material or information to any other party without Owner's prior written approval.

5.  Owner's Lender.

A. Architect will reasonably cooperate with Owner's Lender in all respects regarding the construction of the New Facility.

B. Architect agrees that notwithstanding a default by Owner under the provisions of this agreement which would give Architect the right to terminate this Agreement, Architect will continue to perform its obligations hereunder (on the same terms and conditions as are set forth herein) for and on account of Lender if Lender shall cure any such default by Owner within fifteen (15) days after notice from Architect to Lender and shall agree in writing to perform all obligations of the Owner hereunder accruing from and after the date Lender succeeds to Owner's rights and obligations hereunder. If requested by Under, Architect will execute a separate letter or other reasonable agreement with the Lender further evidencing its commitment to continue performance pursuant to this article.

C. Whenever herein an approval, acceptance, direction, requirement, permission, designation, prescription, or other action by Owner is required or permitted under the contract documents, such action may, at the option of Owner and/or Lender, be deemed to include and be conditioned upon the authorization of or joinder in such action by Lender or an appropriate representative of Lender; provided, however, no such action by Lender shall abrogate any right granted to Architect under the contract documents. Architect shall prepare and submit all reports, certificates, and statements required by Lender and shall perform such other actions as may be reasonably required of Architect by Lender subject, however, to reasonable reimbursement for such additional services as provided on Schedule A attached hereto and incorporated herein by reference.

6.  Change Orders.

Architect will recommend a procedure for processing change orders, will check pricing of change orders, and will recommend appropriate change orders for signature by Owner. Owner will avoid dealing directly with the contractor and will process change orders through Architect.

7.  Job Site Discipline and Safety.

Within the constraints of periodic observation, Architect will use its best efforts, as the agent of Owner, to require the contractor to maintain a disciplined, orderly, and safe job site. Architect is not, however, responsible for activities that are beyond its control, or that occur when Architect is not present on the site, or for activities or conditions that are not reasonably observable by Architect when present on the site. If Architect determines that the job is being conducted in an unsafe manner, it will inform the contractor and Owner in writing, and Owner will take such measures as are necessary to require the contractor to proceed safely.

8.  Shop Drawings, Submittals, Selections.

Architect will process shop drawings and other submittals and will make color and material selections, and will promptly respond to reasonable requests for information from contractor.

9.  Completion and Occupancy .

When the project is substantially complete, Architect win make a detailed inspection, and will prepare a punch list. Architect will determine when the project is substantially complete, and when it is ready for occupancy.

10.  Repairs and Warranties.

Architect will assist the Owner in processing warranty claims, repairs, and corrections, and will use its best efforts, as the agent of the Owner, to require contractors, subcontractors, and suppliers to correct improper work and to make good their warranties. If legal action is required to secure corrective or warranty work, Owner will employ a lawyer for that purpose.

11.  Payment.

For the Architect's services, Owner shall make payments as follows:

A. Programming and Schematic Design Drawings. For the creation of the design concept and philosophy, including preliminary schematic drawings, Owner will pay Architect a fixed design fee not to exceed $11,400.00.

B. Design Development/Preliminary Drawings. For the preparation of preliminary elevation, design and interior layout drawings, the Owner will pay architect a fixed fee not to exceed $25,500.00.

C. Working Drawings and Specifications. For the preparation of working drawings and specifications, Owner will pay Architect, against monthly billings, according to Schedule A which is attached hereto and incorporated herein, a fixed fee for complete working drawings and specifications not to exceed $69,625.00. Notwithstanding anything to the contrary contained herein, the final payment of $10,000 of said $69,625.00 shall not be made by Owner (and shall not be accrue any interest or late fees) until all said drawings and specifications have been approved by all government officials and building permits issued for the construction of the New Facility.

D. Construction Administration. For all construction administration services rendered by Architect, including services in connection with contractor selection, bidding, construction supervision, inspection, warranty, and corrective work, Owner will pay Architect a fixed fee not to exceed $20,675.00. Notwithstanding anything to the contrary contained herein, the final payment of $5,000 of said $20,675.00 shall not be made by Owner (and shall not accrue any interest or late fees) until (a) the appropriate governmental agency has made and approved a final inspection and issued an occupancy permit; and (b) Architect has issued a written letter of completion to Owner certifying that the New Facility has been completed by the contractor in accordance with the Architect's drawings and specification.

E. Master Planning. For all master planning and land use design for the Owner's entire 139 acre parcel of land, the Owner will pay Architect a fixed fee not to exceed $7,500.00.

F. Covenants. For the development and preparation of a complete and detailed written set of conditions, covenants and restrictions designed to establish a quality architectural design baseline and unified architectural theme for the development of the entire 139 acre project of Owner, the Owner will pay Architect a fixed, not to exceed fee of $5,000.00.

G. Extra Services. If Architect provides extra services not included within the scope of this agreement and at the written request of Owner, Architect will bill monthly for such services, which will be compensated by Owner in accordance with the rates established by Schedule A attached hereto and incorporated herein by reference.

12.  Errors and Omissions/Insurance.

Architect will use its best efforts to guard against errors or omissions in the performance of its services under this agreement and will carefully prepare the drawings, contract documents and instruments of service. Architect, during all periods this agreement remains in full force and effect, shall maintain a comprehensive general liability insurance policy in a commercially reasonable amount to protect Architect from any claims that may be made by Owner due to negligence. errors, omissions, mistakes, and breaches of warranty that may be committed by Architect in the performance of Architect's services and duties as provided for herein. Architect agrees to. provide a certificate from its insurance carrier evidencing the existence of said insurance upon request of Owner or Owner's Lender.

13.  Disputes.

If a dispute should arise between Owner and the contractor, Architect shall determine the dispute by a written decision. Architect's written decision shall be subject to review by appropriate arbitration or court proceedings. Architect shall give each party an opportunity to produce evidence and argument supporting its side of the dispute.

14.  Attorneys' Fees.

If Architect or Owner should become involved in litigation or arbitration proceedings as a result of this agreement, or the construction of the project, the court or arbitration tribunal shall award reasonable attorneys fees to the prevailing party.

15.  Arbitration.

If a dispute should arise between Architect and Owner relating to this agreement or its performance, it shall be subject to arbitration under the rules of the American Arbitration Association. The contractor and any other party with a direct interest in the dispute may become a party to the arbitration with the permission of the arbitrator. By submitting the dispute to arbitration, the parties do not waive the right to seek provisional remedies from a court. The parties authorize the arbitration tribunal to grant equitable, as well as monetary, relief. The arbitration tribunal is authorized to award compensation for the time and trouble of arbitration, including arbitration fees, expert witness fees, and attorneys fees, to the party or parties justly entitled thereto. If a party, after due notice, fails to participate in an arbitration hearing, the tribunal shall decide the dispute in accordance with evidence introduced by the party or parties who do participate.

16.  Termination.

If Owner or the agents or contractors of Owner substantially and materially interfere with the work or services to be performed by Architect, Architect may give notice of such interference to Owner. In the event of such notice, if the interference has not been corrected within ten (10) days of Owner's receipt of notice or if the parties have not satisfactorily resolved the problem within ten (10) days after Owner's receipt of notice, then Architect may give Owner notice of termination. Architect shall be paid for all work performed and expenses incurred up to and including the date of termination. Owner reserves the right to terminate this Agreement if Architect fails to perform under the terms of this Agreement, or for any other reason upon five (5) days written notice. In the event of any such termination by Owner, Owner shall pay Architect for all fees earned and all work performed up to the date of termination.

All notices and other communications herein required shall be in writing and be deemed duly given if personally delivered or mailed by certified mail, return receipt requested, postage prepaid; to:

(1) Owner, at:

Phillip A. Wiland, Chairman Concepts Direct, Inc. 1351 South Sunset Street Longmont, CO 80501

and

(2) Architect, at:

Ned K. White, AIA, Chairman Intergroup, Inc. 2696 South Colorado Blvd., Ste. 304 Denver, CO 80222

17.  Successors and Assigns.

Neither party shall assign or transfer any right, duty, obligation or interest under this agreement without the prior written consent of the other party. Absent a written agreement to the contrary, no assignment or transfer shall release the assignor/transferor from any duty or obligation hereunder.

18.  Entire Agreement.

This represents the entire agreement between Architect and Owner and supersedes any and all oral discussions or other draft agreements between Owner and Architect. No modifications to this agreement shall be deemed to have been made unless in writing and signed by both Owner and Architect.

Date:  September 4, 1996

OWNER: CONCEPTS DIRECT, INC.
By:  /s/ Philllp A. Wiland, Chairman
Phillip A. Wiland, Chairman

Date:  September 4, 1996

ARCHITECT: INTERGROUP, INC.
By:  /s/ Ned K. White, AIA, Chairman
Ned K. White, AIA, Chairman

SCHEDULE A

Billing Procedures and Schedule of Rates for Additional Services

A.  BILLING

Owner will be billed on or about the 5th day of each month for all work performed during the preceding month. Payment will be expected within thirty (30) days after billing. On past due amounts, a 1.5% late fee will be charged monthly. On any past due charges requiring the services of an attorney for collection, you will also be required to pay reasonable attorney's fees. This is general policy and not a reflection upon Owner as a valued client; it is necessary to insure adequate cash flow for Architect and thus, reasonable prices for Architect's services in the future.

B.  SCHEDULE OF RATES FOR ADDITIONAL SERVICES

	Principal Architect	$100.00/hour
	Project Architect	$55.00-70.00/hour
	Draftsman	        $ 40.00-55.00/hour

	Expenses:

	Mileage	$0.30/mile
	Reproduction	$0.12/copy (8-1/2x11)
	Blueprinting	$1.00/page (24"x36")
	Other	At direct cost +10%

C.  DURATION

Fees contained in this Agreement are based upon the information Architect has been able to obtain from Owner at this time. If any changes are made at a later date, a mutual written agreement between the parties in advance will be required as to the extra work involved. Because Architect cannot rely on the stability of pricing factors, Architect cannot and does not guarantee that the fees submitted in this Agreement will not vary if the work is not begun within thirty (30) days of the date thereof. The fees assume a six (6) month construction period from the issuance of building department drawings by Architect. If the project goes beyond that time, through no fault of Architect, the fees for administration may have to be increased to cover actual increased costs and expenses.